Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

GASTAR EXPLORATION INC.

AND

EACH OF THE PURCHASERS LISTED ON SCHEDULE I HERETO

Dated as of March 20, 2017

TABLE OF CONTENTS

1.	Definitions	2

2.	Authorization, Purchase and Sale of the Securities	7

2.1.	Authorization, Purchase and Sale	7
2.2.	Closing	7

3.	Representations and Warranties of the Company	7

3.1.	Organization and Power	7
3.2.	Capitalization	7
3.3.	Registration Rights	8
3.4.	Authorization	8
3.5.	Valid Issuance	9
3.6.	No Conflict	10
3.7.	No Defaults	10
3.8.	Consents	10
3.9.	SEC Reports; Financial Statements	11
3.10.	Absence of Certain Changes	11
3.11.	Absence of Litigation	11
3.12.	NYSE MKT	11
3.13.	Investment Company Act	12
3.14.	General Solicitation; No Integration	12
3.15.	Brokers	12
3.16.	Property	12
3.17.	Intellectual Property	13
3.18.	Labor	13
3.19.	Taxes	14
3.20.	ERISA	14
3.21.	Environmental	14
3.22.	Insurance	15
3.23.	Internal Controls	15
3.24.	Dividends	15
3.25.	Disclosure Controls	16
3.26.	Sarbanes-Oxley Act	16
3.27.	Anti-Corruption	16
3.28.	Money Laundering Laws	16
3.29.	Margin Securities	17
3.30.	Sanctions	17
3.31.	No Subsidiaries	17
3.32.	Reliance by the Purchasers	17

4.	Representations and Warranties of the Purchasers	17

4.1.	Organization	17
4.2.	Authorization	18
4.3.	No Conflict.	18

TABLE OF CONTENTS (CONTINUED)

4.4.	Consents	18
4.5.	Absence of Litigation	18
4.6.	Available Funds	19
4.7.	Brokers and Finders	19
4.8.	Purchase Entirely for Own Account	19
4.9.	Investor Status	19
4.10.	Offer and Sale of Securities Not Registered	19
4.11.	Legends	20
4.12.	Reliance by the Company	20

5.	Covenants	20

5.1.	HSR Approval	20
5.2.	Shares Issuable Upon Conversion	21
5.3.	Further Assurances	21
5.4.	[Reserved]	21
5.5.	[Reserved]	21
5.6.	Specific Performance	21
5.7.	Use of Proceeds	22
5.8.	PATRIOT Act	22
5.9.	DTC	22
5.10.	[Reserved]	22
5.11.	Standard of Care; Corporate Opportunities	22
5.12.	[Reserved]	23
5.13.	Notice of Developments	23
5.14.	Interim Operating Covenants	23
5.15.	Conditional Mandatory Repurchase	24

6.	Conditions Precedent	25

6.1.	Conditions to the Obligation of the Purchasers	25
6.2.	Conditions to the Obligation of the Company	26

7.	Transfer of the Securities	27

7.1.	Transfer Requirements	27

8.	Termination	27

8.1.	Conditions of Termination	27
8.2.	Effect of Termination	27

9.	Indemnification of the Purchasers	27

9.1.	General	27
9.2.	Claims; Disputes	28
9.3.	Opportunity to Defend Third Party Claims	28
9.4.	Settlement	28

10.	Miscellaneous Provisions	29

10.1.	Public Statements or Releases	29

TABLE OF CONTENTS (CONTINUED)

10.2.	Interpretation	29
10.3.	Notices	29
10.4.	Severability	30
10.5.	Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	31
10.6.	Waiver	32
10.7.	Expenses	32
10.8.	Assignment	32
10.9.	Confidential Information	32
10.10.	Third Parties	33
10.11.	Counterparts	33
10.12.	Entire Agreement; Amendments	33
10.13.	Survival	33
10.14.	Recourse	34
10.15.	Amendments to Original Securities Purchase Agreement	35

TABLE OF CONTENTS (CONTINUED)

Schedules

Schedule I	Purchasers and Purchased Securities
Schedule II	Litigation Matters
Schedule III	Environmental Matters

Exhibits

Exhibit A	Form of Supplemental Indenture
Exhibit B	Form of Registration Rights Agreement Amendment
Exhibit C	Form of Credit Agreement Amendment
Exhibit D	Form of Corporate Legal Opinion of Vinson & Elkins LLP
Exhibit E	Form of Certificate of Designation

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of March 20, 2017, by and among Gastar Exploration Inc., a Delaware corporation (the “Company”), and each of the purchasers listed on Schedule I hereto (each, a “Purchaser” and together, with their successors and permitted assigns, the “Purchasers”).

WHEREAS, the Company has previously issued $125,000,000 aggregate principal amount of its Convertible Notes due 2022 pursuant to that certain Indenture, dated as of March 3, 2017 (the “Indenture”), among the Company, the guarantor listed on the signature pages thereof, the Trustee (as defined in Section 1 below) and Wilmington Trust, National Association, as collateral agent;

WHEREAS, the Company has authorized the issuance of (a) an additional $75,000,000 aggregate principal amount of its Convertible Notes due 2022 (the “Notes”) to be issued in accordance with the terms and conditions of the Indenture, as supplemented by a supplemental indenture substantially in the form attached to this Agreement as Exhibit A (the “Supplemental Indenture”), which Notes (i) shall be convertible into cash, newly issued shares (the “Conversion Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) or a combination of cash and Conversion Shares pursuant to the terms of the Indenture and (ii) shall be subject to a conditional mandatory repurchase pursuant to Section 5.15 hereof, (b) shares of Common Stock issuable in exchange for the aggregate principal amount of Notes subject to such conditional mandatory repurchase and (c) 2,000 shares of the Company’s Special Voting Preferred Stock, par value $0.01 per share (the “Special Voting Shares”), which shall have the rights, powers, preferences and privileges substantially as set forth in the Certificate of Designation attached to this Agreement as Exhibit E (the “Certificate of Designation”);

WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and each Purchaser, severally, desires to purchase from the Company, the aggregate principal amount of such Notes as is set forth opposite its name in Schedule I hereto;

WHEREAS, the Company desires to use the net proceeds from the Notes to finance the Acquisition (as defined in Section 1 below) pursuant to the Acquisition Agreement (as defined in Section 1 below) and for general corporate purposes;

WHEREAS, the Purchasers are entitled to registration rights pursuant to that certain Registration Rights Agreement, dated as of March 3, 2017 (the “Registration Rights Agreement”), among the Company and the Purchasers and such Registration Rights Agreement shall be amended as of the Closing Date (as defined in Section 1 below) by an amendment substantially in the form attached to this Agreement as Exhibit B (the “Registration Rights Agreement Amendment”); and

WHEREAS, the Company previously entered into the Credit Agreement (as defined in Section 1 below), which provided for a new $250,000,000 senior secured first lien term loan facility (the “New Term Facility”) and such Credit Agreement shall be amended as of the Closing Date by an amendment substantially in the form attached to this Agreement as Exhibit C (the “Credit Agreement Amendment”).

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Acquisition” shall mean the Company’s proposed acquisition of certain leasehold and wellbore interests pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain letter agreement, dated as of February 24, 2017, by and among the Company and the purchasers named therein concerning the acquisition of certain leasehold and wellbore interests in Kingfisher County, Oklahoma.

“Action” shall mean any claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity and whether public or private, before or by any Governmental Authority, any arbitrator or other tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, provided, that each Affiliated Entity, and each Affiliate of an Affiliated Entity, of the Purchasers shall be deemed to be an Affiliate of the Purchasers.

“Affiliated Entity” shall mean any investment fund or holding company (including any special purpose vehicle) formed for investments purposes that is primarily managed, advised or serviced by the Purchasers or by an Affiliate of the Purchasers or whose general partner, managing member or other controlling Person is a Purchaser or an Affiliate of a Purchaser.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.

“Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or modified from time to time, and all other employee benefit practices or arrangements, including any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for employees or former employees.

“Board of Directors” shall mean the Board of Directors of the Company.

“Certificate of Designation” has the meaning set forth in the recitals hereof.

“Change in Control” shall mean the occurrence of any of the following events: (i) the Company sells all or substantially all of its consolidated assets to an unaffiliated third party, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (other than the Purchasers or any “group” including the Purchasers), directly or indirectly, obtains Beneficial Ownership of 50% or more of the total outstanding voting power of the Voting Stock or (iii) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s Voting Stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended or modified from time to time and including the regulations and published interpretations thereunder.

“Common Stock” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the first paragraph hereof.

“Confidential Information” has the meaning set forth in Section 10.9 hereof.

“Control” (including the terms “controlling” and “controlled by”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” has the meaning set forth in the recitals hereof. For purpose of determining the number of Conversion Shares issuable upon conversion of the Notes, the Company shall be deemed to elect “Physical Settlement” (as defined in the Indenture).

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 3, 2017, among the Company, the guarantors from time to time party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, as amended by Credit Agreement Amendment, and as the same may be further amended from time to time.

“Disclosed” means set forth in the SEC Reports, excluding any disclosures set forth in risk factors or any “forward-looking statements.”

“DTC” has the meaning set forth in Section 5.9 hereof.

“Environmental Laws” has the meaning set forth in Section 3.21 hereof.

“Equity Securities” means any and all shares of (i) Common Stock, (ii) Preferred Stock, and (iii) any equity securities (including preferred stock) of the Company convertible into, or exchangeable or exercisable for, any of the foregoing shares, and options, warrants or other rights to acquire any of the foregoing shares or other securities.

“ERISA” has the meaning set forth in Section 3.18 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or modified from time to time, and all of the rules and regulations promulgated thereunder.

“Exempt Persons” has the meaning set forth in Section 5.11 hereof.

“Expired Rights Agreement” has the meaning set forth in Section 3.2 hereof.

“Federal Reserve Board” has the meaning set forth in Section 3.29 hereof.

“Financial Statements” has the meaning set forth in Section 3.9(b) hereof.

“First Lien Secured Parties” shall mean “Secured Parties” (as such term is defined in the Credit Agreement), lenders under any “Senior Credit Facility” (as such term is defined in the Credit Agreement) and any “Qualified Counterparties” (as such term is defined in the Credit Agreement).

“GAAP” has the meaning set forth in Section 3.9(b) hereof.

“Governmental Authority” shall mean any legislature, agency, bureau, branch, department, division, commission, instrumentality, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, provincial or foreign government or any court, arbitrator, arbitration panel or similar judicial body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or modified from time to time.

“Indemnification Notice” has the meaning set forth in Section 9.2 hereof.

“Indemnified Person” has the meaning set forth in Section 9.1 hereof.

“Indenture” has the meaning set forth in the recitals hereof.

“Intellectual Property” has the meaning set forth in Section 3.17 hereof.

“Intercreditor Agreement” has the meaning set forth in the recitals hereof.

“Investment Company Act” has the meaning set forth in Section 3.13 hereof.

“Losses” has the meaning set forth in Section 9.1 hereof.

“Material Adverse Effect” shall mean such facts, circumstances, events or changes that are, individually or in the aggregate, materially adverse to (i) the assets, business, business prospects, operations, earnings, properties, condition (financial or otherwise), stockholders’ equity or results of operations of the Company or (ii) the Company’s ability to consummate the transactions contemplated by the Transaction Agreements.

“Money Laundering Laws” has the meaning set forth in Section 3.28 hereof.

“NYSE MKT” has the meaning set forth in Section 3.12 hereof.

“New Term Facility” has the meaning set forth in the recitals hereof.

“Notes” has the meaning set forth in the recitals hereof.

“Original Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 16, 2017, by and among Gastar Exploration Inc. and the Purchasers, as amended by Amendment No. 1 dated March 3, 2017.

“Permitted Business Liens” shall mean the all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions described in clauses (E), (G), (L) and (M) of the definition of “Permitted Liens” set forth in the Indenture.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Pre-Closing Period” shall mean the period commencing on the date hereof and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions hereof.

“Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Registration Rights Agreement” has the meaning set forth in the recitals hereof, as amended by the Registration Rights Agreement Amendment.

“Registration Rights Agreement Amendment” has the meaning set forth in the recitals hereof.

“Representatives” has the meaning set forth in Section 10.9 hereof.

“Restricted Period” has the meaning set forth in Section 7.1(a) hereof.

“Rights Agreement” shall mean that certain Rights Agreement dated as of January 27, 2017 between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

“rights-of-way” has the meaning set forth in Section 3.16 hereof.

“Rule 144” shall mean Rule 144 (or any successor provision) under the Securities Act, as such provision may be amended from time to time.

“Sanctions” has the meaning set forth in Section 3.30 hereof.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and any Current Reports on Form 8-K filed or furnished by the Company after December 31, 2016 and on or prior to the date hereof.

“Securities” shall mean the Notes, the Conversion Shares and the shares of Common Stock and Special Voting Shares issuable pursuant to Section 5.15 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended or modified from time to time, and all of the rules and regulations promulgated thereunder.

“Special Voting Shares” has the meaning set forth in the recitals hereof.

“Specified Person” has the meaning set forth in Section 10.14(b) hereof.

“Subsidiary” when used with respect to any party shall mean any corporation or other organization, whether incorporated or unincorporated (x) of which such party or a Subsidiary of such party is a general partner or managing member or (y) of which at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, as amended by the Registration Rights Agreement Amendment, the Indenture, as amended by the Supplemental Indenture, and the Notes.

“Transfer” has the meaning set forth in Section 7.1(a) hereof.

“Trustee” shall mean Wilmington Trust, National Association or such other financial institution that provides corporate trust services as proposed by the Company and consented to by the Purchasers.

“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

2.    Authorization, Purchase and Sale of the Securities.

2.1.    Authorization, Purchase and Sale. The Company has authorized (a) the initial sale and issuance to the Purchasers of the Notes, (b) the issuance of the Conversion Shares, if any, to be issued upon the conversion of the Notes and (c) the issuance to the Purchasers of the shares of Common Stock and Special Voting Shares (including the filing with the Secretary of State of the State of Delaware of a Certificate of Designation for the Special Voting Shares substantially in the form included as Exhibit E hereto) under the circumstances described in Section 5.15. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company, the aggregate principal amount of Notes set forth opposite its name in Schedule I hereto, at a purchase price equal to the principal amount of Notes purchased.

2.2.    Closing.

(a)    Subject to the satisfaction or waiver of the conditions set forth in Section 6, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, TX 77002 either (i) upon the satisfaction or waiver of the conditions set forth in Section 6 or (ii) on such other date as is mutually agreed upon in writing by the Company and the Purchasers (the “Closing Date”).

(b)    At the Closing, the Notes shall be delivered in certificated form with appropriate restrictive legends and transfer restriction notations as set forth in the Indenture to the account(s) specified by the Purchasers (or any Affiliate of Ares Management LLC to which the rights and obligations under this Agreement are assigned prior to the Closing Date consistent with the terms of this Agreement and in aggregate principal amount held entirely by the Purchasers) against payment to the Company of the purchase price therefor by wire transfer of immediately available funds to an account to be designated by the Company.

3.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers as follows:

3.1.    Organization and Power. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and to conduct its business as it is currently being conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each other jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

3.2.    Capitalization.

(a)    As of December 31, 2016, (i) the total number of outstanding shares of Common Stock was 150,377,870 (including 2,445,290 shares issued as restricted stock subject to forfeiture or future vesting) and the total number of shares of Common Stock issuable upon exercise of outstanding options to acquire shares of Common Stock was 214,600, (ii) the total number of outstanding shares of Preferred Stock consisted of 4,045,000 shares of 8.625%

Series A Cumulative Preferred Stock and 2,140,000 shares of 10.75% Series B Cumulative Preferred Stock, (iii) 1,475,730 performance based units were issued and outstanding subject to payment in Common Stock upon vesting of between 0 and 2.0 shares per unit and (iv) no other shares of stock or options or rights to acquire stock were outstanding, except stockholder rights distributed or created pursuant to that certain Rights Agreement dated January 18, 2016 between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended, (the “Expired Rights Agreement”) which rights have expired by their terms. Since December 31, 2016 through the date hereof, the Company has issued (i) 29,408,305 shares of Common Stock issued to the Purchasers pursuant to the Original Securities Purchase Agreement, (ii) 5,447,919 shares of Common Stock pursuant to its at-the-market sales agency plan, (iii) 913,639 shares of restricted Common Stock subject to vesting (and net of forfeitures) pursuant to its Long-Term Incentive Stock Plan, (iv) 286,145 performance based units subject to payment in Common Stock upon vesting of between 0 and 2.0 shares per unit issued pursuant to the Company’s Long-Term Incentive Stock Plan and (v) grants under the Company’s Long-Term Incentive Plan of an additional 544,051 restricted stock units and 544,051 performance based units, the payment of which in Common Stock remains subject to approval by stockholders of the Company at its 2017 annual meeting of stockholders. Except as provided in the foregoing sentence, since December 31, 2016 there have been no other options or other rights to acquire shares of Common Stock issued except certain rights distributed to stockholders or created for the benefit of stockholders pursuant to the Rights Agreement and shares of capital stock issued by the Company pursuant to outstanding options and other rights to purchase shares of Common Stock. All such issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, no dividends have been paid or declared with respect to the shares of Common Stock except for the dividend declaration and distribution of rights issued pursuant to the Expired Rights Agreement and the Rights Agreement.

(b)    As of the date of this Agreement, except as set forth in Section 3.2(a), and except for pursuant to the Company’s Benefit Plans, rights issued pursuant to the Rights Agreement and the outstanding Preferred Stock, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

3.3.    Registration Rights. Except as set forth in the Transaction Agreements, the Company has not granted to any Person the right to require the Company to register Common Stock on or after the date of this Agreement.

3.4.    Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein and therein has been taken. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Securities in accordance with their terms and the consummation of the other transactions contemplated herein and therein do not require any approval of the Company’s stockholders (other than such approval as has already been obtained and other than the Requisite Stockholder Approval (as defined in the Indenture)). Assuming this Agreement constitutes the legal and binding agreement of the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of the other parties thereto, each of the Indenture, as amended by the Supplemental Indenture, and the Registration Rights Agreement, as amended by the Registration Rights Agreement Amendment, will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Liens (as defined in the Indenture) created by the Collateral Documents (as defined in the Original Securities Purchase Agreement) have been validly perfected (to the extent perfection is required in the Collateral Documents) and the Notes being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and the terms of the Indenture, be secured by such Liens.

3.5.    Valid Issuance. The Notes being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and the terms of the Indenture and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). At or prior to the Closing and at all times thereafter, the Company will have authorized and have available for issuance at least the number of Conversion Shares into which the Notes may be converted, assuming that all outstanding Notes were converted at the same time under Physical Settlement (as defined in the Indenture) and at the maximum conversion rate set forth in the last sentence of Section 5.07(A) of the Indenture. The Conversion Shares issuable upon conversion of the Notes have been duly authorized for issuance and, when issued upon conversion of the Notes will be duly and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive or similar rights and will rank pari passu in all respects with all other existing shares of Common Stock. The shares of Common Stock and the Special Voting Shares issuable pursuant to Section 5.15 hereof have been duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will not be subject to any pre-emptive or similar rights. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Securities will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States.

3.6.    No Conflict. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Securities and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under (nor constitute any event which with or without notice, lapse of time or both would result in any breach or violation of or constitute a default under), give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its Subsidiaries is a party or by which either the Company or any of its properties may be bound or to which any of their property or assets is subject, (ii) result in any violation of the provisions of the charter or by-laws (or analogous governing instrument, as applicable) of the Company, or (iii) result in any violation of any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company, or any of its properties or assets, except, with respect to clauses (i) and (iii), for any such conflict, breach, violation or default as would not, individually or in the aggregate, have a Material Adverse Effect.

3.7.    No Defaults. The Company is not in breach or violation of or in default (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, or constitute a default) (i) under the provisions of its charter or bylaws (or analogous governing instrument, as applicable) or (ii) in the performance or observance of any term, covenant, obligation, agreement or condition contained in any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or such Subsidiary is a party or by which any of its properties may be bound or affected, or (iii) in the performance or observance of any statute, law, rule, regulation, ordinance, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except, with respect to clauses (ii) and (iii) above, to the extent any such contravention has been waived or would not, individually or in the aggregate, result in a Material Adverse Effect.

3.8.    Consents. No approval, authorization, consent or order of or filing, qualification or registration with, any person or entity (including court or governmental agency or body, foreign or domestic), which has not been made, obtained or taken and is not in full force and effect, is required of the Company in connection with the execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Securities and the consummation of the other transactions contemplated by the Transaction Agreements other than (i) such filings as may be required under the Securities Act pursuant to the Registration Rights Agreement, (ii) such filings as may be required under the rules of the Financial Industry Regulatory Authority, (iii) such filings as may be required by the NYSE MKT, (iv) any required filing on Form 8-K under the Exchange Act or (v) the expiration or termination of any applicable waiting periods under the HSR Act or any foreign antitrust requirements in connection with the issuance of Conversion Shares upon conversion of the Notes.

3.9.    SEC Reports; Financial Statements.

(a)    The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 2012 through the date hereof. The information contained or incorporated by reference in the SEC Reports (but excluding representations and warranties contained in any instrument or agreement filed as an exhibit thereto) was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b)    The consolidated financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(c)    Except as disclosed in the SEC Reports, the Company has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since December 31, 2016, and (ii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

3.10.    Absence of Certain Changes. Since December 31, 2016, there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

3.11.    Absence of Litigation. Except as disclosed in Schedule II, there are no material legal or governmental actions, suits, claims or proceedings pending or, to the Company’s knowledge, threatened or contemplated to which the Company is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority.

3.12.    NYSE MKT. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NYSE MKT LLC (“NYSE MKT”), and the Company has no action pending to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from the NYSE MKT, nor has the Company received any notification that the SEC or the NYSE MKT is currently contemplating terminating such registration or listing.

3.13.    Investment Company Act. The Company is not, and immediately after receipt of payment for the Securities will not be, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the SEC thereunder, or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

3.14.     General Solicitation; No Integration. Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Securities sold pursuant to this Agreement.

3.15.    Brokers. Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay, other than as previously disclosed in writing to Purchasers.

3.16.    Property. Except as otherwise set forth in the SEC Reports or such as in the aggregate does not, individually or in the aggregate, currently result in, and is not reasonably expected in the future to result in, a Material Adverse Effect, the Company has title to their respective properties as follows: (a) with respect to wells (including leasehold interests and appurtenant personal property) and non-producing oil and gas properties (including undeveloped locations on leases held by production and those leases not held by production), such title is good and free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions (except Permitted Business Liens and those arising under or in connection with the Credit Agreement or the Indenture); (b) with respect to non-producing properties in exploration prospects, such title was investigated in accordance with customary industry procedures prior to the acquisition thereof by the Company or any such Subsidiary; (c) with respect to real property other than oil and gas interests, such title is good and marketable free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions (except Permitted Business Liens); and (d) with respect to personal property other than that appurtenant to oil and gas interests, such title is free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions (except Permitted Business Liens and those arising under or in connection with the Credit Agreement or the Indenture). No real property owned, leased, licensed, or used by the Company or any Subsidiary lies in an area which is, or to the knowledge of the Company will be, subject to restrictions which would prohibit, and no statements of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, licensing, or use of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, licensing, exploration, development or production or use of such real property in the business of the Company or any such Subsidiary as presently conducted, except as such that in the aggregate does not currently result in, and is not reasonably expected in the future to result in, a Material Adverse Effect. The working interests in oil, gas and mineral leases or mineral interests that constitute a portion of the real property held by the Company reflect in all material respects the right of the Company to explore, develop or receive production from such real property, subject to statutes, regulations and administrative orders regarding forced pooling and rights of third parties to participate in the drilling of wells on such leases pursuant to agreements entered into in the ordinary course of business or described in the SEC Reports or pursuant to that certain Development Agreement dated as of October 14, 2016. The Company has such consents, easements, rights of way or licenses from any person (“rights-of-way”) as are necessary to enable the Company to conduct its business as it is currently being conducted, except for such rights-of-way the lack of which would not have, individually or in the aggregate, a Material Adverse Effect.

3.17.    Intellectual Property. The Company owns or possesses the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, software, databases, know-how, Internet domain names, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, and other intellectual property (collectively, “Intellectual Property”) necessary to carry on its businesses as currently conducted, and the Company is not aware of any claim to the contrary or any challenge by any other person to the rights of the Company with respect to the foregoing except for those that could not, individually or in the aggregate, have a Material Adverse Effect. The Company’s Intellectual Property licenses are, to the knowledge of the Company, valid, binding upon, and enforceable by or against the parties thereto in accordance with their terms. The Company has complied in all material respects with, and are not in breach nor have received any asserted or threatened claim of breach of, any Intellectual Property license, and the Company has no knowledge of any breach or anticipated breach by any other person of any Intellectual Property license. The business of the Company as now conducted does not and will not infringe or conflict with any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other Intellectual Property or franchise right of any person. The Company has not received written notice of any claim against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person. The Company has taken all reasonable steps to protect, maintain and safeguard its rights in all Intellectual Property, including the execution of appropriate nondisclosure and confidentiality agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the right of the Company to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the businesses as currently conducted. The Company does not own any patents or has made application for the issuance of a patent.

3.18.    Labor. No labor problem or dispute with the employees of the Company exists, or, to the Company’s knowledge, is threatened or imminent, which would reasonably be expected to result in a Material Adverse Effect. The Company is not aware that any key employee or significant group of employees of the Company plans to terminate employment with the Company. Except for matters which would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the

Company and (C) no union representation dispute currently existing concerning the employees of the Company and (ii) to the Company’s knowledge, (A) no union organizing activities are currently taking place concerning the employees of the Company and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules and regulations promulgated thereunder concerning the employees of the Company.

3.19.    Taxes. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, each of the Company (i) has timely filed all necessary federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefor) that have been required to be filed, and (ii) is not in default in the payment of any taxes which were payable pursuant to such returns or any assessments with respect thereto, other than any which the Company is contesting in good faith and for which adequate reserves have been provided and reflected in the Financial Statements. The Company has no tax deficiency that has been or, to the knowledge of the Company, is reasonably likely to be asserted or threatened against it that would, individually or in the aggregate, result in a Material Adverse Effect. None of the Company has engaged in any transaction which is a corporate tax shelter or which could be characterized as such by the Internal Revenue Service or any other taxing authority.

3.20.    ERISA. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) the Company is in compliance in all material respects with all presently applicable provisions of ERISA; (ii) no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; (iii) the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or Sections 412 or 4971 of the Code; and (iv) each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.21.    Environmental. The Company (i) is in compliance with any and all applicable federal, state and local laws, orders, rules, regulations, ordinances, legally enforceable directives, decrees and judgments or other legally enforceable requirements of any Governmental Authority relating to the protection of occupational health and safety (to the extent such health and safety relate to exposure to hazardous or toxic substances or wastes), the environment, flora and fauna or to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) that are applicable to such entities; (ii) has timely applied for and where received is in compliance with, all such permits, authorizations or other approvals required of it under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted; and (iii) is in compliance with all terms and conditions of any such received permit, authorization or approval, except in the case of each of clauses (i), (ii), and (iii) where such noncompliance with applicable Environmental Laws, such failure to apply for or receive required permits, authorizations or other approvals or such failure to comply with the terms and conditions of such received permits, authorizations or approvals would not, individually or in the aggregate, result in a Material Adverse Effect. The Company has not received notice of any actual or alleged violation of, or potential liability under any applicable

Environmental Laws regarding the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except for any such actual or alleged violation of, or any such potential liability under applicable Environmental Laws that would, individually or in the aggregate, not result in a Material Adverse Effect. Except as disclosed in Schedule III, (A) there are no material governmental proceedings that are pending, or known by the Company to be threatened, against the Company, under Environmental Laws, and (B) to the knowledge of the Company, there are no material conditions or occurrences regarding compliance with applicable Environmental Laws, or liabilities under applicable Environmental Laws. To the knowledge of the Company, there are no material costs or liabilities under applicable Environmental Laws arising with respect to the conduct of the business by each of the Company (including any capital or operating expenditures required for clean-up, closure of properties or compliance with applicable Environmental Laws or any permit, authorization or approval, any related constraints on operating activities and any potential liabilities to third parties).

3.22.    Insurance. The Company maintains or is covered by insurance provided by recognized, financially sound and reputable institutions with insurance policies in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. All such insurance is fully in force on the date hereof and will be fully in force as of the Closing; the Company is in compliance with the terms of such policies in all material respects; and none of the Company has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; and there are not claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company has no reason to believe that it will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not been denied any material insurance policy or coverage for which it has applied. The Company does not insure risk of loss through any captive insurance, risk retention group, reciprocal group or by means of any fund or pool of assets specifically set aside for contingent liabilities.

3.23.    Internal Controls. The Company maintains a system of internal controls over financial reporting that complies with the requirements of the Exchange Act and has been designed under the supervision of the Company’s principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.24.    Dividends. Except as prohibited by law, no Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

3.25.    Disclosure Controls. The Company has established, maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the last fiscal period covered by the Financial Statements; and (iii) such disclosure controls and procedures are effective to perform the functions for which they were established. There are no significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, or report financial data to management and the board of directors of the Company. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

3.26.    Sarbanes-Oxley Act. The Company, and to its knowledge, each of its directors or officers, in their capacities as such, are in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by him or her with the SEC. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

3.27.    Anti-Corruption. Neither the Company nor, to the Company’s knowledge, any other person associated with or acting on behalf of the Company, including any director, officer, agent or employee of the Company has, directly or indirectly, while acting on behalf of the Company (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties in violation of the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.28.    Money Laundering Laws. The operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT Act, money laundering statutes, rules and regulations thereunder, and related or similar rules, regulations or guidelines, issued, administered or enforced by a governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened against the Company.

3.29.    Margin Securities. The Company does not own any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of the sale of the Securities will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Securities to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

3.30.    Sanctions. None of the Company or, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee or affiliate of the Company is (i) currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country that is the subject of Sanctions (including Cuba, Iran, North Korea, Sudan, and Syria); and the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any affiliate, subsidiary, joint venture partner or other person or entity, which, to the Company’s knowledge, will use such proceeds for the purpose of financing the activities of any person currently subject to or the target of Sanctions, or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as an underwriter, advisor, investor or otherwise) of Sanctions. The Company has not knowingly engaged in for the past five years, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions.

3.31.    No Subsidiaries. The Company has no Subsidiaries other than such that constitute “Immaterial Subsidiaries” under and as defined in the Indenture.

3.32.    Reliance by the Purchasers. The Company acknowledges that the Purchasers will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

4.    Representations and Warranties of the Purchasers. The Purchasers represents and warrants to the Company as follows:

4.1.    Organization. The Purchasers are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite power and authority to own, lease and operate their respective properties and to carry on their businesses as now conducted.

4.2.    Authorization. The Purchasers have all requisite corporate or similar power to enter into this Agreement and the other Transaction Agreements to which they will be a party and to carry out and perform their obligations hereunder and thereunder. All corporate, member or partnership action on the part of the Purchasers or their respective stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which they will be a party and the consummation of the other transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal and binding agreement of each party hereto other than the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Purchasers and the other parties thereto and assuming that they constitute legal and binding agreements of each party thereto other than the Purchasers, each of the other Transaction Agreements to which the Purchasers will be a party will constitute a legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.    No Conflict. The execution, delivery and performance by the Purchasers of the Transaction Agreements to which it is a party will not conflict with or result in any violation of or default by the Purchasers (with or without notice or lapse of time, or both) under (i) any provision of the organizational documents of the Purchasers or (ii) any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Purchasers or their respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchasers to perform their obligations under the Transaction Agreements (a “Purchaser Adverse Effect”).

4.4.    Consents. All consents, approvals, orders and authorizations required on the part of the Purchasers in connection with the execution, delivery or performance by the Purchasers of the Transaction Agreements to which it is a party have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any foreign antitrust requirements and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5.    Absence of Litigation. As of the date hereof, there is no action, suit, proceeding, investigation or inquiry pending or, to the Purchasers’ knowledge, threatened by or before any Governmental Authority against the Purchasers which, individually or in the aggregate, would reasonably be expected to have a Purchaser Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or Governmental Authority binding upon the Purchasers that would reasonably be expected to have a Purchaser Adverse Effect.

4.6.    Available Funds. At the Closing, the Purchasers will have all funds necessary to pay to the Company the purchase price for the Securities being purchased by the Purchasers pursuant to this Agreement in immediately available funds.

4.7.    Brokers and Finders. The Purchasers have not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 10.7 hereof if applicable).

4.8.    Purchase Entirely for Own Account. The Purchasers are acquiring the Securities for its own account and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. The Purchasers have no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

4.9.    Investor Status.

(a)    The Purchasers certify and represent to the Company that the Purchasers are each an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b)    The Purchasers (i) have such knowledge and experience in financial and business matters as to be able to evaluate the risks and merits of its prospective investment in the Securities and (ii) have the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(c)    The Purchasers (i) have conducted its own investigation of the Company and the terms of the Securities, (ii) have had access to the Company’s public filings and to such business, financial and other information as it deems necessary to make its investment decision, (iii) have been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment, and (iv) have sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

4.10.    Offer and Sale of Securities Not Registered. The Purchasers understand that the offer and sale of the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchasers unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. The Purchasers understand that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, as to manner of sale and a minimum holding period, and on requirements relating to the

Company which are outside of the Purchasers’ control and which the Company is under no obligation and may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. The Purchasers understand that the purchase of the Securities and other rights afforded to the Purchasers or their Affiliates pursuant to the Transaction Agreements may deem the Purchasers and their Affiliated Entities “affiliates” of the Company within the meaning of Rule 144 and as a result further restrict the Purchasers’ ability to resell or transfer the Securities under Rule 144.

4.11.    Legends. The Purchasers understand that any certificates evidencing the shares of Common Stock and the Special Voting Shares issued pursuant to Section 5.15 or the book-entry accounts maintained by the transfer agent evidencing ownership of such shares will bear the following legend or restrictive notation:

“THE OFFER AND SALE OF THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.”.

4.12.    Reliance by the Company. The Purchasers acknowledge that the Company will rely upon the truth and accuracy of, and the Purchasers’ compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchasers set forth herein.

5.    Covenants.

5.1.    HSR Approval. The Company and the Purchasers acknowledge that one or more filings under the HSR Act may be necessary in connection with the issuance of the Conversion Shares upon conversion of the Notes. The Purchasers shall be solely responsible for determining whether any filings under the HSR Act or any foreign antitrust requirements may be necessary in connection with any conversion of Notes held by them and will promptly notify the Company if any such filing is required. If the Purchasers determine that any such filing is required, the Purchasers shall not convert the Notes until such time as the applicable requirements of the HSR Act or such foreign antitrust requirements have been satisfied and any related approvals, consents or waivers have been received, or such time as the Purchasers determine that such requirements are no longer applicable. To the extent reasonably requested, the Company will cooperate with the Purchasers in timely making or causing to be made all applications and filings under the HSR Act or any non-U.S. antitrust requirements in connection with the issuance of the Conversion Shares upon conversion of Notes held by the Purchasers as promptly as reasonably practicable or as required by the law of the applicable jurisdiction. The Company shall as promptly as reasonably practicable provide from time-to-time such information and documentation regarding the Company as the Purchasers or their assignees may reasonably request in order to determine what non-U.S. antitrust requirements may exist with respect to any potential conversion of the Notes. The Purchasers shall be responsible for the payment of the filing fees associated with any such applications or filings. For the avoidance of doubt, any delivery of the Conversion Shares upon conversion of the Notes shall be subject to the terms and conditions of the Indenture.

5.2.    Shares Issuable Upon Conversion. At any time that the Notes are outstanding, the Company shall cause to be maintained all authorizations required for the issuance of a number of Conversion Shares which the Company may be liable to issue upon the conversion of the Notes from time to time remaining outstanding, in accordance with the terms and conditions of the Notes. All Conversion Shares delivered upon conversion of the Notes shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and non-assessable and free of any lien and shall not be subject to any pre-emptive rights or similar rights and shall rank pari passu in all respects with other existing shares of Common Stock. The Company will cause any Conversion Shares issued upon conversion of the Notes to be listed with the NYSE MKT or, if the Common Stock is no longer listed on the NYSE MKT, the primary stock exchange or quotation system on which the Common Stock is then listed or quoted.

5.3.    Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof. Without limiting the foregoing: the Company shall (x) execute and deliver the Indenture and engage a trustee under the Indenture and cause such trustee to execute and deliver the Indenture, and (y) the Company will execute and deliver to the Purchasers the Registration Rights Agreement.

5.4.    [Reserved].

5.5.    [Reserved].

5.6.    Specific Performance. The Purchasers and the Company agree that irreparable damage would occur and that the Company and the Purchasers, as applicable, would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Purchasers and the Company agree that in the event of any breach or threatened breach by the Company on the one hand and the Purchasers on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and the Purchasers, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond or other security be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity.

5.7.    Use of Proceeds. The Company shall use (i) at least $50,000,000 of the proceeds from the issuance of the securities pursuant to this Agreement solely to finance the Acquisition and (ii) the remainder of such proceeds for general corporate purposes.

5.8.    PATRIOT Act. The Company shall use reasonable best efforts to provide all documentation at least two business days prior to the Closing Date that the Purchasers or the Purchasers’ financing sources have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the U.S.A. PATRIOT Act of 2001 to the extent such documentation is requested by the Purchasers at least ten (10) business days prior to the Closing Date.

5.9.    DTC. The Company will (i) cause the Notes to be eligible for inclusion in the book-entry settlement system of The Depository Trust Company (the “DTC”) and (ii) comply with all of its obligation set forth in the representations letter (and related riders) of the Company to the DTC relating to such inclusion.

5.10.    [Reserved].

5.11.    Standard of Care; Corporate Opportunities.

(a)    To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Company acknowledges that: (i) the Purchasers (subject to the proviso below) and each of their Affiliates, (ii) the Board Nominees (as defined in the Original Securities Purchase Agreement) and the Observers (as defined in the Original Securities Purchase Agreement) and (iii) any other employee, consultant, officer or director of the Company specifically designated by the Purchasers or one of their respective Affiliates (collectively, the “Exempt Persons”) shall not make any representations or warranties, express or implied, in respect of the services to be provided by the Purchasers nor any of their respective Affiliates hereunder or by virtue of holding Equity Securities in the Company. In no event will any Exempt Person be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission relating to the actions of such Exempt Person in his or her or its capacity as a director, observer, employee or stockholder of the Company that does not constitute willful misconduct or bad faith of such Exempt Person.

(b)    In recognition that the Exempt Persons have access to information about the Company that will enhance such persons’ knowledge and understanding of the industries in which the Company operates, and currently have and will in the future have or will consider acquiring, investments in numerous companies with respect to which each Exempt Person may serve as an advisor, a director or in some other capacity, and in recognition that the Exempt Persons have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand, and the Exempt Persons, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5.11(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Exempt Persons, and, except as the Exempt Persons may otherwise agree in writing after the date hereof:

(i)    the Exempt Persons will have the right (and none of the Exempt Persons will be liable to the Company or any of its shareholders or Affiliates as a result of the right of the Exempt Persons): (A) to directly or indirectly engage in any business (including, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company), (B) to directly or indirectly do business with any client or customer of the Company, (C) to take any other action that the Exempt Persons believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5.11(b) to third parties and (D) not to communicate or present potential transactions, matters or business opportunities to the Company, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person or entity;

(ii)    the Exempt Persons will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates (including potential opportunities in the oil and gas industry generally or that relate directly or indirectly to the Company’s past, current or future lines of business) or to refrain from any actions specified in Section 5.11(b)(i), and the Company, on its own behalf and on behalf of its Affiliates, hereby renounce and waive any right to require the Exempt Persons to act in a manner inconsistent with the provisions of this Section 5.11; and

(iii)    there is no restriction on the Exempt Persons from using such knowledge and understanding in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

5.12.    [Reserved].

5.13.    Notice of Developments. During the Pre-Closing Period, the Company shall promptly notify the Purchasers of the occurrence of any transaction or event or series of transactions or events if prior to the Closing as a consequence to which (a) any representation or warranty made by the Company in this Agreement was, when made, or has subsequently become, untrue or inaccurate such that the conditions to Closing set forth in Section 6 hereof would not be satisfied, (b) the occurrence of any event or series of events that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) any Person asserts that its consent or approval is required to consummate the transactions contemplated hereby, or (d) the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements would reasonably be expected to be prevented or materially delayed.

5.14.    Interim Operating Covenants. During the Pre-Closing Period, without the prior written consent of the Purchasers (such consent not to be unreasonably withheld), the Company shall not:

(a)    take any action which would cause an adjustment to the Conversion Rate (as defined in the Indenture), if the Notes were outstanding;

(b)    take any action that would constitute a violation of Article VII of the Indenture if such action were to be taken following the Closing;

(c)    incur any Lien (as defined in the Indenture) on any assets, properties or rights of the Company other than Permitted Business Liens;

(d)    initiate, commence, file, waive, release, assign, settle or compromise any material action, suit or proceeding relating to any material assets that would, following the Closing, constitute Collateral (as defined in the Original Securities Purchase Agreement); or

(e)    authorize, or commit or agree to take, any of the foregoing actions.

5.15.    Conditional Mandatory Repurchase.

(a)    Subject to and following the satisfaction of the Requisite Stockholder Approval (as defined in the Indenture) pursuant to the terms of the Indenture, the Company shall repurchase $37,500,000 of the aggregate principal amount of the Notes (pro rata among the Purchasers as set forth in Schedule I hereof) in exchange for the issuance of (i) shares of Common Stock in the amount set forth in Section 5.15(b) hereof and (ii) the Special Voting Shares (pro rata among the Purchasers as set forth in Schedule I hereof), and the Purchasers shall deliver to the Company such Notes in such aggregate principal amount, duly endorsed for transfer to the Company, on a repurchase date set by the Company with not less than two (2) business days’ notice to the Purchasers but in any event such repurchase date shall not be later than five (5) business days following the satisfaction of the Requisite Stockholder Approval.

(b)    The Company shall settle each $1,000 in principal amount of Notes to be repurchased pursuant to this Section 5.15 by delivering 678.8405 shares of Common Stock; provided, that if the number of shares of Common Stock deliverable pursuant to this Section 5.15 upon such settlement is not a whole number, then such number will be rounded to the nearest whole number.

(c)    The aggregate principal amount of Notes subject to the conditional mandatory repurchase pursuant to this Section 5.15 shall bear a legend or restrictive notation indicating that such Notes are subject to a conditional mandatory repurchase upon the terms and conditions set forth in this Agreement.

(d)    The Purchasers shall receive evidence of the shares of Common Stock and the Special Voting Shares issued in exchange for the repurchased Notes credited to book-entry accounts maintained by the Company’s transfer agent, duly issued by the Company and registered in the name of the Purchasers or the name of any Affiliate of Ares Management LLC to which the rights and obligations under this Agreement are assigned prior to the Closing Date consistent with the terms of this Agreement, free and clear of any liens, other than transfer restrictions under applicable federal and state securities laws and under this Agreement. Upon receipt of the repurchased Notes, the Company shall deliver the repurchased Notes to the Trustee for cancellation pursuant to the terms of the Indenture.

(e)    Each of the Purchasers severally agrees not to sell, transfer or otherwise convey the Notes issued to it that are the subject to the conditional mandatory repurchase of this Section 5.15 for so long as such Notes remain subject to such conditional mandatory repurchase.

6.    Conditions Precedent.

6.1.    Conditions to the Obligation of the Purchasers. The obligations of the Purchasers to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Securities being purchased by them at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver of the following conditions precedent:

(a)    The representations and warranties contained herein of the Company shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Purchasers that, in the case of any representation and warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

(b)    The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(c)    The Purchasers shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

(d)    The purchase of and payment for the Notes by the Purchasers shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(e)    The Company shall have executed and delivered the Supplemental Indenture in substantially the form attached hereto as Exhibit A to the Purchasers and the Company shall have executed and delivered the Notes to the Purchasers.

(f)    The Company shall have executed and delivered the Registration Rights Agreement Amendment in substantially the form attached hereto as Exhibit B to the Purchasers.

(g)    The Purchasers shall have received from Vinson & Elkins LLP, counsel to the Company, an opinion in substantially the form attached hereto as Exhibit D.

(h)    [Reserved]

(i)    On or prior to the Closing, each of the conditions to the effectiveness of the Credit Agreement Amendment shall have been satisfied or waived, the Company shall have delivered to the Purchasers counterparts to the Credit Agreement Amendment executed by the Company and the Subsidiaries of the Company party thereto and the Credit Agreement Amendment shall be in full force and effect.

(j)    The Closing shall occur no earlier than the date that is one (1) business day following the date of this Agreement and notice thereof shall be provided to the Purchasers no earlier than the date of this Agreement.

(k)    The transactions contemplated hereby (including the issuance of Common Stock upon conversion of the Notes) shall have been approved by the Board of Directors for purposes of Section 203 of the Delaware General Corporation Law in a manner acceptable to the Purchasers.

(l)    The Company shall have taken all action necessary, in a manner acceptable to the Purchasers, such that the transactions contemplated hereby (including the issuance of Common Stock upon conversion of the Notes) will not cause any holder of any capital stock, or any rights to acquire capital stock, of the Company to acquire an exercisable right to acquire any preferred stock of the Company (including pursuant to that certain Rights Agreement, dated as of January 27, 2017, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as the same may be amended or replaced from time to time).

6.2.    Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchasers the Securities to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver of the following conditions precedent:

(a)    The representations and warranties contained herein of the Purchasers shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of the Purchasers contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

(b)    The Purchasers shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchasers on or prior to the Closing Date.

(c)    The Company shall have received a certificate, dated the Closing Date, on behalf of the Purchasers, signed by an authorized representative thereof, certifying on behalf of the Purchasers that the conditions specified in the foregoing Sections 6.2(a) and (b) have been fulfilled.

(d)    The purchase of and payment for the Securities by the Purchasers shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(e)    On or prior to the Closing, the Purchasers shall deliver to the Company counterparts to the Credit Agreement Amendment executed by the Affiliates of Ares Management LLC party thereto.

7.    Transfer of the Securities.

7.1.    Transfer Requirements.

(a)    During the period commencing on the Closing Date and ending on the earliest of (x) the six (6) month anniversary of the Closing Date and (y) the occurrence of any Change in Control or the Company entering into a definitive agreement with respect to a transaction that would result in a Change in Control (such period, the “Restricted Period”), the Purchasers may not sell, assign, transfer or otherwise dispose of (collectively, “Transfer”) any of the Securities except to (i) an Affiliated Entity, (ii) to the Company or (iii) in connection with any merger or consolidation or similar transaction to which the Company is a party or any tender offer for Common Stock. The Company and the Trustee shall not register any Transfer of the Securities in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders during the Restricted Period as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

(b)    The restrictions set forth in this Section 7.1 shall be in addition to the applicable transfer restrictions or other requirements set forth in the Indenture or the Certificate of Designation and under applicable law, and the Purchasers acknowledge and agree to be bound thereby.

8.    Termination.

8.1.    Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchasers, or (b) by either the Company or the Purchasers if the Closing shall not have occurred on or prior to the date six months from the date hereof.

8.2.    Effect of Termination. In the event of any termination pursuant to Section 8.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, general or limited partners, agents or stockholders, with respect to this Agreement, except for liability arising from any knowing and intentional breach by such party of any provision of this Agreement; provided that Article 9, Section 10.7 and Section 10.14 of this Agreement shall indefinitely survive any termination of this Agreement.

9.    Indemnification of the Purchasers.

9.1.    General. The Purchasers, their Affiliates and their respective directors, officers, members, partners, employees and agents (each an “Indemnified Person”) shall be indemnified by the Company for any and all losses, claims, damages, penalties, liabilities, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to which such Indemnified Persons may become subject as a result of, arising in connection with, or relating to any Action by any Person (including any stockholder of the Company regardless of whether such Action is against a Purchaser) if such Action either (x) alleges a breach of any duty, right or other obligation by the Company and/or any officers or directors of any of the foregoing in such capacity or (y) involves a claim or cause of action with respect to which the Indemnified Persons would not have any liability unless there were a breach of any duty, right or other obligation by the Company and/or any officers or directors of any of the foregoing in such capacity, in each case with respect to any of the transactions contemplated by this Agreement; provided that the Company will not be liable to indemnify any Indemnified Person for any such Losses to the extent that such Losses (w) have resulted from an Action by the Company against the Purchasers in connection with such Purchasers’ breach of this Agreement, (x) are as a result of an Action brought against the Purchasers by any Person who is a limited partner of, or other investor in, such Purchasers in such Person’s capacity as a limited partner of, or other investor in, such Purchasers, (y) as a result of any Action brought against the Purchasers or their Affiliates by any Person providing financing to the Purchasers or their Affiliates in connection with the Purchasers’ or their Affiliates investment in the Securities.

9.2.    Claims; Disputes. Each Indemnified Person shall give the Company prompt written notice (an “Indemnification Notice”) of any third party Action it has actual knowledge of that might give rise to Losses, which notice shall set forth a description of those elements of such Action of which such Indemnified Person has knowledge; provided, that any delay or failure to give such Indemnification Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company is materially prejudiced by such delay or failure.

9.3.    Opportunity to Defend Third Party Claims. The Company shall have the right, exercisable by written notice to the applicable Indemnified Person(s) within thirty (30) days of receipt of the applicable Indemnification Notice, to select counsel to defend and control the defense of any third party claim set forth in such Indemnification Notice; provided that the Company shall not be entitled to so select counsel or control the defense of any claim if (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnified Person or alleges any violation of criminal law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this Section 9.3, conduct the defense of the such claim actively and diligently, (iii) such claim includes as the named parties both the Company and the applicable Indemnified Person(s) and such Indemnified Persons reasonably determine upon the advice of counsel that representation of all such Indemnified Persons by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnified Person(s), there are one or more material defenses available to the applicable Indemnified Person(s) that are not available to the Company. If the Company does not assume the defense of any third party claim in accordance with this Section 9.3, the applicable Indemnified Person(s) may continue to defend such claim at the sole cost of the Company and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense.

9.4.    Settlement. No Indemnified Person shall consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnified Person(s) (such consent not to be unreasonably withheld, conditioned or delayed), the Company, in the defense of any such claim, shall not consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting any Indemnified Person; (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such Indemnified

Person(s) of an unconditional release of such Indemnified Person(s) from all liability with respect to such Action; or (iii) includes any admission of fault or culpability or a failure to act by or on behalf of any Indemnified Person. In any such third party claim where the Company has assumed control of the defense thereof, the Company shall keep the applicable Indemnified Person(s) informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnified Person(s) copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnified Person(s) and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnified Person(s) and their respective counsel(s) a reasonable opportunity to review all legal papers to be submitted prior to their submission.

10.    Miscellaneous Provisions.

10.1.    Public Statements or Releases. No party to this Agreement shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, other than a statement consistent with public announcements that were previously made by a party hereto in accordance with this Section 10.1. Notwithstanding the foregoing, nothing in this Section 10.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.

10.2.    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

10.3.    Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if (for those parties that have included a fax number below) telefaxed when verbal or email confirmation from the recipient is received, if delivered by email

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to each of the indicated email addresses when verbal or email confirmation is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and:

(a) If to the Company, addressed as follows:

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, TX 77010

Attention:	J. Russell Porter and Michael Gerlich
E-mail:	rporter@gastar.com
mgerlich@gastar.com

with a copy (which shall not be deemed notice)to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention:	T. Mark Kelly, David H. Stone and James M. Prince
Email:	mkelly@velaw.com
dstone@velaw.com
jprince@velaw.com

(b) If to the Purchasers, addressed as follows:

Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention:	Nate Walton, Jesse Yanocha, Preston Hayes and Eric Waxman
Email:	walton@aresmgmt.com
jyanocha@aresmgmt.com
phayes@aresmgmt.com
ewaxman@aresmgmt.com

with a copy (which shall not be deemed notice) to:

811 Main Street, Suite 3700

Houston, TX 77002

Facsimile:	(713) 546-5401
Attention:	Michael Chambers and Greg Rodgers
Email:	michael.chambers@lw.com
greg.rodgers@lw.com

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

10.4.    Severability. If any part or provision of this Agreement is held unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Section 10.14 be construed as integral provisions of this Agreement and that all such provisions shall not be severable in any manner.

10.5.    Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)    Each of the parties hereto hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the non-exclusive, general jurisdiction of the Supreme Court of the State of New York, County of New York or the United States Federal District Court sitting for the Southern District of New York (and appellate courts thereof);

(ii)    consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 10.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v)    agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi)    agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii)    irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

10.6.    Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.7.    Expenses. The Company shall reimburse the Purchasers, in an amount not to exceed $150,000, for their reasonable and documented out-of-pocket fees and expenses, including the fees and expenses of attorneys employed by the Purchasers, incurred in connection with the proposed investment in the Securities, the negotiation of the Transaction Agreements or the consummation of the transactions contemplated thereby. Following the Closing, the Company shall pay such fees and expenses upon receipt from the Purchasers of written notice detailing such fees and expenses, together with appropriate supporting documentation evidencing the calculation of the amount of such fees and expenses. For the avoidance of doubt, this Section 10.7 shall not affect the Company’s obligations under Section 9.1.

10.8.    Assignment. None of the parties may assign its rights or obligations under this Agreement or designate another Person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company and (y) the Purchasers; provided, unless otherwise expressly provided in any other provision of this Agreement, that the Purchasers may assign their rights and obligations under this Agreement to one or more of its Affiliated Entities without the prior written consent of the Company. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement.

10.9.    Confidential Information.

(a)    The Purchasers acknowledge that from time to time, the Purchasers may be given access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for the Purchasers, Confidential Information does not include, however, (i) information which is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Purchasers or their directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) or their Affiliates, subsidiaries or franchisees in violation of this Section 10.9 or any other confidentiality agreement to which the Company is a party or beneficiary, (ii) is, or becomes, available to the Purchasers on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its Representatives, provided, that such source was not known to the Purchasers (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, us or any of our subsidiaries or any of the Company’s representatives, (iii) is already in the Purchasers’ possession (other than information furnished by or on behalf of the Company or directors, officers, employees, representatives and/or agents of the Company), or (iv) is independently developed by the Purchasers without violating any of the confidentiality terms herein. The Purchasers agree (i) except as required by law or regulatory or legal process, to keep all

Confidential Information confidential and not to disclose or reveal any such Confidential Information to any Person other than to its Affiliates and its and their respective Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Purchasers in the Securities and to cause those Affiliates and Representatives to observe the terms of this Section 10.9 and (ii) not to use Confidential Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Purchasers in the Securities.

(b)    The Purchasers acknowledge that the United States securities laws prohibit any person who has received material, nonpublic information regarding the Company from the Company from purchasing or selling securities of the Company and the Purchasers agree that for as long as the Purchasers possess any Confidential Information that is material to the Company it will not purchase or sell any securities of the Company in violation of such laws.

10.10.    Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby; provided that (x) Article 9 shall be for the benefit of and shall be enforceable by each of the Indemnified Persons, (y) Section 10.14 shall be for the benefit of and shall be enforceable by each of the Specified Persons and (z) all of the provisions of this Agreement are for the benefit of and shall be enforceable by any Affiliated Entity that owns any Securities.

10.11.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.12.    Entire Agreement; Amendments. This Agreement, the other Transaction Agreements and that certain side letter agreement regarding tax matters, dated as of the Closing Date, among the Company and the Purchasers constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchasers. The Company, on the one hand, and the Purchasers, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by the Purchasers or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by the Purchasers or the Company, respectively.

10.13.    Survival. Except with respect to the representations and warranties contained in Section 3.1, Section 3.4, Section 3.5, Section 3.6(ii), Section 3.10, Section 3.12,

Section 3.13 and Section 3.14 (which shall survive until the applicable statute of limitations), the representations and warranties contained in this Agreement shall terminate upon the first to occur of (x) the twelve (12) month anniversary of the Closing or (y) the termination of this Agreement pursuant to Section 8.1 hereof.

10.14.    Recourse.

(a)    Notwithstanding anything to the contrary in this Agreement and without diminution of the rights to seek specific performance as acknowledged and granted in Section 5.6, the Purchasers’ liability for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or the failure of the Closing to occur for any reason or otherwise in connection with the transactions contemplated by any Transaction Agreement or in respect of any oral representations made or alleged to have been made in connection therewith shall be no greater than $7,500,000 and the Purchasers shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or any other Transaction Agreement in excess of such amount.

(b)    Notwithstanding the fact that the Purchasers are limited partnerships, by their acceptance of the benefits of this Agreement, the Company acknowledges and agrees that it has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives of the Purchasers, or any of their respective successors or assignees or any of the former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, lenders, attorneys or other representatives or successors or assignees of any of the foregoing (in each a “Specified Person” and together, the “Specified Persons”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf any of the Specified Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Purchasers (but not any other Person) under and to the extent provided in this Agreement; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligation of the Purchasers or any of their successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Recourse against the Purchasers under this Agreement subject to the limitations and conditions set forth herein, together with any right to specific performance pursuant to Section 5.6 of this Agreement, shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Purchasers and any Specified Person in respect of any liabilities or obligations arising under, or in connection with, this Agreement or in connection with the failure of the Closing to be consummated for any reason or in respect of any representations made or alleged to be made in connection therewith, whether at law or in equity, in contract, in tort or otherwise. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Purchasers as expressly set forth herein.

10.15.    Amendments to Original Securities Purchase Agreement. The parties hereto, being all the parties to the Original Securities Purchase Agreement, hereby acknowledge and agree that on and after the Closing Date (a) each reference to “(including for this purpose all Conversion Shares issuable upon conversion of the Notes assuming such Notes were converted entirely into Common Stock at such time)” in Sections 5.4(e), 5.10(a), 5.10(g) and 5.12 of the Original Securities Purchase Agreement shall be deemed to include the Conversion Shares issuable upon conversion of the Notes purchased hereby assuming such Notes were converted entirely into Common Stock at such time, (b) (i) shares of Common Stock and Special Voting Shares issued by the Company in accordance with Section 5.15 hereof and (ii) securities issued pursuant to the conversion, exercise or exchange of the Notes purchased hereby shall be deemed “Excluded Stock” within the meaning of the Original Securities Purchase Agreement and (c) any Preferred Director elected to the Board of Directors pursuant to the Certificate of Designation, or appointed in lieu of such election at the request of the holders of a majority of the issued and outstanding Special Voting Shares, shall constitute a “Board Nominee” under Section 5.4 of the Original Securities Purchase Agreement, it being understood that the right to nominate a Board Nominee to the Board of Directors under such Section 5.4 shall not increase the number of Preferred Directors that may at any one time serve on the Board of Directors pursuant to the Certificate of Designation. The Original Securities Purchase Agreement is hereby deemed amended by this Section 10.15.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
	Name:	Michael A. Gerlich
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

AF V ENERGY I AIV A1, L.P.
AF V ENERGY I AIV A2, L.P.
AF V ENERGY I AIV A3, L.P.
AF V ENERGY I AIV A4, L.P.
AF V ENERGY I AIV A5, L.P.
AF V ENERGY I AIV A6, L.P.
AF V ENERGY I AIV A7, L.P.
AF V ENERGY I AIV A8, L.P.
AF V ENERGY I AIV A9, L.P.
AF V ENERGY I AIV A10, L.P.
AF V ENERGY I AIV A11, L.P.
AF V ENERGY I AIV A12, L.P.
AF V ENERGY I AIV A13, L.P.
AF V ENERGY I AIV B1, L.P.

By:	AF V ENERGY I AIV GP, L.P.,
as general partner

By:	/s/ Nathan Walton
Name: Nathan Walton
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

SCHEDULE I

PURCHASERS AND PURCHASED SECURITIES

Purchaser Name	Principal Amount of Notes to be Purchased	Number of Preferred Shares
AF V Energy I AIV A1 L.P.	$3,726,000	99.00
AF V Energy I AIV A2 L.P.	$3,692,000	98.00
AF V Energy I AIV A3 L.P.	$3,698,000	99.00
AF V Energy I AIV A4 L.P.	$3,716,000	99.00
AF V Energy I AIV A5 L.P.	$3,736,000	100.00
AF V Energy I AIV A6 L.P.	$3,712,000	99.00
AF V Energy I AIV A7 L.P.	$3,630,000	97.00
AF V Energy I AIV A8 L.P.	$3,678,000	98.00
AF V Energy I AIV A9 L.P.	$3,726,000	99.00
AF V Energy I AIV A10 L.P.	$3,726,000	99.00
AF V Energy I AIV A11 L.P.	$3,678,000	98.00
AF V Energy I AIV A12 L.P.	$3,632,000	97.00
AF V Energy I AIV A13 L.P.	$4,376,000	117.00
AF V Energy I AIV B1 L.P.	$26,274,000	701.00

TOTAL:	$75,000,000	2,000.00

The above Notes shall be issued to each of the above named Purchasers as two physical notes of equal principal amount, with one of the two Notes issued to each Purchaser designated by legend or restrictive notation as set forth in Section 5.15 of this Agreement. The Notes will provide that interest will accrue commencing on the issuance date of such Notes.

SCHEDULE II

LITIGATION MATTERS

1.	Gastar Exploration Inc. v. Christopher McArthur (Cause No.: 2015-77605) 157th Judicial District Court, Harris County, Texas. On December 29, 2015, Gastar Exploration Inc. (“Gastar”) filed suit against Christopher McArthur (“McArthur”) in the District Court of Harris County, Texas. Gastar alleges tortious interference with an existing contract. McArthur has filed a general denial.

2.	Torchlight Energy Resources, Inc., Torchlight Energy, Inc. v. Husky Ventures, Inc., et al., (Cause No. 429-01961-2016) 429th Judicial District Court in Collin County, Texas. Torchlight Energy Resources, Inc. and Torchlight Energy, Inc. (collectively “Torchlight”) brought a lawsuit against Gastar, two of its executive officers, its chairman of the board of directors and a former director of Gastar on May 3, 2016 in Collin County, Texas. Torchlight alleges multiple causes of action against Gastar and its officers and directors arising out of the sale of Torchlight’s assets and other business dealings it had with Husky Ventures, Inc.

3.	Eagle Natrium, LLC v. Gastar Exploration USA, Inc., G.D. No. 14-007208 pending in Allegheny County, Pennsylvania. Gastar filed a commercial tort claim against Eagle Natrium, LLC claims for lost revenues, rig up costs and rig down damages of approximately $6 million.

SCHEDULE III

ENVIRONMENTAL MATTERS

None.

EXHIBIT A

FORM OF SUPPLEMENTAL INDENTURE

See attached.

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT AMENDMENT

See attached.

EXHIBIT C

FORM OF CREDIT AGREEMENT AMENDMENT

See attached.

EXHIBIT D

FORM OF CORPORATE LEGAL OPINION OF VINSON & ELKINS LLP

See attached.

EXHIBIT E

FORM OF CERTIFICATE OF DESIGNATION

See attached.